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Exhibit 99.1

[LONE STAR TECHNOLOGIES, INC. LOGO]	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6471

LONE STAR TECHNOLOGIES TO ACQUIRE
FRANK'S TUBULAR INTERNATIONAL

Dallas, TX, May 29, 2003—Lone Star Technologies, Inc. ("Lone Star") (NYSE:LSS) today announced that it has signed a definitive agreement to acquire the assets of Frank's Tubular International ("FTI"), a Houston-based provider of high-quality threading and inspection services, for approximately $15.2 million in cash and 127,650 shares of Lone Star common stock, subject to customary post-closing working capital adjustments. The transaction is expected to close in early June.

The addition of FTI to Lone Star's family of companies and alliance relationships will further enhance Lone Star's leadership position in oilfield tubular products by delivering the following benefits:

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  Expanded commercial leadership—FTI's full large diameter API and premium thread casing capabilities complement the tubing and small diameter casing capabilities of Delta Tubular Processing, the Houston-based provider of customized OCTG processing services that Lone Star acquired in early May.
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  Improved operational excellence—FTI is located just 10 miles from the Delta facility. The proximity between the two facilities and the efficiency of FTI's operations will enable Lone Star to realize improved flexibility for small quantity processing, increased capacity utilization and reduced transportation costs.
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  New expansion opportunities—The addition of FTI's experienced management team and work force and physical assets and infrastructure will enable Lone Star to establish a significant base of operations that is closer to its Gulf Coast OCTG and line pipe customers and can be expanded to incorporate additional value-added products and services.

Lone Star will fund the cash component of the acquisition with existing cash. At March 31, 2003, existing cash was $133.9 million. Lone Star does not expect any management or workforce changes as a result of the acquisition.

Rhys J. Best, Chairman, President and Chief Executive Officer of Lone Star, stated, "We are delighted to welcome FTI's talented management team and skilled employees to the Lone Star family. The addition of FTI represents yet another successful step in our strategy to provide our customers with the highest-quality products and services and continue enhancing value for our shareholders. As a result of this acquisition, we will be able to offer our customers, distributors and alliance partners an even broader range of premium OCTG products and services and will be well-positioned to capitalize on new opportunities for revenue enhancement and cost savings going forward."

Lone Star Technologies, Inc is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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  Exhibit 99.1
LONE STAR TECHNOLOGIES TO ACQUIRE FRANK'S TUBULAR INTERNATIONAL